FOR IMMEDIATE RELEASE           Contact: Guy T. Marcus
October 30, 1998                Vice President, Investor Relations
                                (214) 978-2691


                    HALLIBURTON 1998 FOURTH QUARTER DIVIDEND

        DALLAS, Texas -- Halliburton Company (NYSE:HAL) announced today that its board of directors has declared a 1998 fourth quarter cash dividend of 12.5 cents a share on the company's common stock, payable December 22, 1998 to shareholders of record at the close of business on December 1, 1998.
        Halliburton Company, founded in 1919, is the world's largest provider of products and services to the petroleum and energy industries. The company serves its customers with a broad range of products and services through its Energy Services Group, Engineering and Construction Group, and Dresser Equipment Group business segments. In 1997 Halliburton's consolidated revenues were $16.3 billion and it conducted business with a workforce of approximately 100,000 in over 120 countries. The company's World Wide Web site can be accessed at http://www.halliburton.com.

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